Exhibit - 99.B9(a)
                            ADMINISTRATION AGREEMENT


                  AGREEMENT made this 30th day of September, 1997 by and between Fleming Capital Mutual Fund Group, Inc., a Maryland Corporation (the "Company" or the "Fund"), and INVESTMENT COMPANY ADMINISTRATION CORPORATION, a Delaware Corporation (the "Administrator").

                               W I T N E S S E T H
                               -------------------

                  WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"), with shares of beneficial interest organized into separate series; and

                  WHEREAS, the Fund wishes to retain the Administrator, and the Administrator is willing, to provide management and administrative services to such Portfolios of the Fund as the Fund and Administrator may agree upon ("Portfolios") and as listed on Schedule A attached hereto and made a part of this agreement on the terms and conditions hereinafter set forth:

                  NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

                  1. Appointment. The Fund hereby retains the Administrator to provide certain management and administrative services, as set forth in Article 2 below. The Administrator agrees to comply with all applicable requirements of the 1940 Act, the Securities Act of 1933, the Securities Exchange Act of 1934 and any laws, rules and regulations of governmental or quasi-governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

                  2. Services on a Continuing Basis. The Administrator shall perform the following services on a regular basis which would be daily, weekly or as otherwise appropriate or reasonably requested by the Fund:

                           (A)   prepare  and   coordinate   reports  and  other
materials as the Fund's Board of
Directors may reasonably request of the Fund;

                           (B) prepare  and/or  supervise  the  preparation  and
filing of all securities  filings,  periodic  financial  reports,  prospectuses,
statements  of  additional  information,   marketing  materials,   tax  returns,
shareholder reports and other regulatory reports or filings required of the Fund and the Portfolios;
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                           (C) prepare all required filings necessary to qualify
the Fund's shares with state securities authorities to sell shares in all states where the Fund currently does, or intends to do business;

                           (D) coordinate the preparation,  printing and mailing
of all communications required to be sent to shareholders, including the annual and semi-annual reports to shareholders, proxy statements, notices and other reports to Fund shareholders;

                           (E)  coordinate the  preparation  and payment of Fund
and Portfolio related expenses;

                           (F) assist in the selection of, investigate,  conduct
relations with, and monitor and oversee the activities of the transfer agent, custodians, accountants, depositories, attorneys, underwriters, insurers, and such other persons in any other capacity deemed by the Company to be necessary or desirable for the Portfolios' operations and as requested by the Company;

                           (G) review and adjust as  necessary  the  Portfolios'
daily expense accruals;

                           (H)  maintain  and keep such books and records of the
Fund as required by law and for the proper operation of the Fund and its Portfolios other than those maintained and kept by the Fund's investment adviser and servicing agents;

                           (I) provide the Fund with (i) the services of persons
competent to perform the administrative and clerical functions described herein, and (ii) individuals acceptable to the Directors for nomination, appointment or election as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Directors;

                           (J)  provide  the Fund with  office  space as well as
administrative offices, equipment and facilities as are necessary for the performance of the Administrator's duties under this Agreement;

                           (K)  monitor   each   Portfolio's   compliance   with
investment policies and restrictions as set forth in the Portfolio's currently effective prospectus and statement of additional information; and

                           (L) perform such additional services as may be agreed
upon by the Fund and the Administrator.

                  3. Responsibility of the Administrator. The Administrator shall be under no duty to take any action on behalf of the Fund or the Portfolios except as set forth herein or as may be agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise reasonable care and diligence and to act in good faith and to use its best efforts. The Administrator shall have no liability for any loss or damage resulting from the performance or non-performance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers and employees.

                  4. Reliance Upon Instructions. The Fund agrees that the Administrator shall be entitled to rely upon any instructions, oral or written, actually received by the Administrator from the Fund and shall incur no liability to the Fund in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board of Directors of the Fund to give oral or written instructions on behalf of the Fund or any Portfolio.

                  5. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentiality all records and other information relating to the Fund and Portfolios and all prior, present or potential shareholders of any and all Portfolios, except after prior notification to, and written approval of release of information by, the Fund, which approval shall not be unreasonably withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

                  6. Equipment Failures. In the event of equipment failures or the occurrence of events beyond the Administrator's control which render the performance of the Administrator's functions under this Agreement impossible, the Administrator shall at no additional expense to the Fund, take reasonable steps to minimize service interruptions. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate third parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

                  7. Allocation of Charges and Expenses.

                           (A)  The  Administrator.   The  Administrator   shall
furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Fund as well as all Directors of the Fund who are affiliated persons of the
Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Fund retained by the Directors of the Fund to perform services on behalf of the Fund.

                           (B) The Fund. The Fund assumes and shall pay or cause
to be paid all other expenses of the Fund not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the shares under federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or the investment adviser to the Fund or any affiliated corporation of the Administrator or the investment Adviser, the costs of Directors' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Fund.

                  8. Compensation. As compensation for services rendered by the Administrator during the term of this Agreement, the Fund shall pay to the Administrator compensation at an annual rate as set forth in Schedule A.

                  9. Indemnification.

                           (A) The Fund and  Portfolios  agree to indemnify  and
hold harmless the Administrator from all taxes, filing fees, charges, assessments, claims and liabilities (including without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, reasonably arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do at the request of or in reliance upon the advice of the Board of Directors of the Fund, provided that the Administrator will not be indemnified against any liability to a Portfolio or to shareholders (or any expenses incident to such liability) arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. The Administrator agrees to indemnify and hold harmless the Fund and each of its Directors from all taxes, filing fees, charges, assessments, claims and liabilities (including without limitation, liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given to the Administrator, or arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this agreement.

                           (B) The  rights  of a party  indemnified  under  this
Section (an "indemnified party") shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case one party (the "indemnifying party") may be asked to indemnify or hold the indemnified party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder.

                           (C) The  indemnifying  party  shall  be  entitled  to
participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party.

                  10. Duration and Termination of this Agreement. This Agreement shall continue until termination in accordance with the provisions of this Section. This Agreement may be terminated only: (a) by the mutual written agreement of the parties; (b) by either party on 60 days' written notice; or (c) by either party in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party in writing of such breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date. This Agreement shall not be assigned by either party without the prior written consent of the other party

                  11. Amendments and Assignment. This Agreement or any part hereof may be changed or waived only by instrument in writing signed by both parties and may not be assigned by either party without the written consent of the other.

                  12. Records. The Administrator shall, directly or through third parties, maintain and preserve for the periods prescribed therein, records relating to the services to be performed under this Agreement which are required under the 1940 Act, and the rules and regulations thereunder. Any records required to be maintained and preserved under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund, shall be readily accessible during normal business hours to the Fund and its duly authorized agents, and shall be surrendered promptly to the Fund on written request or upon termination of this Agreement. Records shall be surrendered in usable machine readable form. In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

                  13. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, to the following addresses or such other addresses provided in writing: if to the Fund, at 320 Park Avenue, New York, New York; and if to the Administrator at 2025 E. Financial Way, Suite 101, Glendora, CA 91741.

                  14. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties thereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the date first written above.

                           FLEMING CAPITAL MUTUAL FUND GROUP, INC.



                           By: /s/ Jonathan K.L. Simon
                              ---------------------------
                                    Name: Jonathon K. L. Simon
                                    Title:President


                           INVESTMENT COMPANY ADMINISTRATION CORPORATION



                           By: /s/ Eric M. Banhazl
                              -----------------------
                                    Name: Eric M. Banhazl
                                    Title: Executive Vice President

                    Schedule to the Administration Agreement
                          Dated as of __________, 1997
                                     between
                     Fleming Capital Mutual Fund Group, Inc.
                                       and
                  Investment Company Administration Corporation


Portfolios:       Fleming Fund
                  Fleming Fledgling Fund


Fees: Pursuant to Section 12 of the Agreement, the Fund shall pay the Administrator compensation for services rendered to the Portfolios at the following annual rates for each Portfolio listed above, with a minimum fee of $40,000 annual per
                  Portfolio:

                  Average Daily Net Assets                             Rate
                  ------------------------                             ----

                  $0 - $200 million                                    0.10%
                  200,000,001 - 500,000,000                            0.05%
                  500,000,001 and greater                              0.03%


Term: This Agreement shall become effective on _______, 1997 and shall remain in effect for an Initial Term of _______ year(s) from such date and, thereafter, for successive Renewal Terms of _______ year(s) each, unless and until this Agreement is terminated in accordance with the provisions of Section ____ of the Agreement.